                                                               HECO Exhibit 10.8








                      LOW SULFUR FUEL OIL SUPPLY CONTRACT


                                 by and between


                              CHEVRON U.S.A. INC.


                                      and


                        HAWAIIAN ELECTRIC COMPANY, INC.


                               * * * * * * * * *

                      LOW SULFUR FUEL OIL SUPPLY CONTRACT
                     BY AND BETWEEN CHEVRON U.S.A. INC. AND
                        HAWAIIAN ELECTRIC COMPANY, INC.

                               TABLE OF CONTENTS

ARTICLE 1:               Definitions....................................  1

ARTICLE 2:               Term of Contract...............................  1
ARTICLE 3:               Purchase Volumes and Delivery Rates............  1
     Section 3.1:  Purchase Volumes.....................................  1
     Section 3.2:  Delivery Rates.......................................  1

ARTICLE 4:               Quality........................................  2

ARTICLE 5:               Price..........................................  3
     Section 5.1:  Price Per Physical Barrel............................  3
     Section 5.2:  Flexibility in Supply Source.........................  4
     Section 5.3:  Fees, Taxes, Assessments, Levies, etc................  4
     Section 5.4:  Rounding of Index Averages...........................  4

ARTICLE 6:               [INTENTIONALLY OMITTED]........................  4

ARTICLE 7:               Pipeline Delivery..............................  5
     Section 7.1:  LSFO Delivery........................................  5
     Section 7.2:  Determination of Quality.............................  5
     Section 7.3:  Measurement of Quantity..............................  5
     Section 7.4:  Disputes of Quality and Quantity.....................  5

ARTICLE 8:               Marine Delivery................................  6
     Section 8.1:  Notification of Use of HECO's Barbers Point Tankage..  6
     Section 8.2:  Delivery of Marine Cargo.............................  6
     Section 8.3:  Determination of Quantity and Quality................  6
     Section 8.4:  Delayed Invoicing....................................  6

ARTICLE 9:               Line Displacement Stock and Blend Stock........  6
     Section 9.1:  Line Displacement Stock..............................  6
     Section 9.2:  Blend Stock..........................................  6

ARTICLE 10:              Invoicing and Payment..........................  7
     Section 10.1:  Invoices............................................  7
     Section 10.2:  Payments............................................  7
     Section 10.3:  Method of Payment...................................  7

ARTICLE 11:              Contingencies..................................  7
     Section 11.1:  Definition of Contingency...........................  7
     Section 11.2:  Obligations to Sell.................................  8
     Section 11.3:  Obligations to Purchase.............................  8
     Section 11.4:  Price Effectiveness.................................  8
     Section 11.5:  Combustion Specifications...........................  8
     Section 11.6:  Effective Date......................................  9
     Section 11.7:  Refining and/or Delivery Operations Ownership.......  9

ARTICLE 12:              Effect of Suspension or Reduction..............  9
     Section 12.1:  Notice of Suspension or Reduction...................  9

     Section 12.2:  Option to Terminate.................................  9
     Section 12.3:  Prompt Notices......................................  9
     Section 12.4:  U.S. Currency.......................................  9
     Section 12.5:  Substitute Suppliers................................  9

ARTICLE 13:      Waiver and Non-Assignability........................... 10
     Section 13.1:  Waiver.............................................. 10
     Section 13.2:  Non-Assignability................................... 10
     Section 13.3:  Definitions......................................... 10

ARTICLE 14:      Default................................................ 10

ARTICLE 15:      Conflict of Interest................................... 10

ARTICLE 16:      Applicable Law......................................... 11

ARTICLE 17:      Public Utility Commission Approval..................... 11

ARTICLE 18:      Miscellaneous.......................................... 11
     Section 18.1:  Headings............................................ 11
     Section 18.2:  Entire Agreement.................................... 11
     Section 18.3:  Contract is Not an Asset............................ 11
     Section 18.4:  Notices............................................. 11
     Section 18.5:  Unenforceable Terms................................. 11
     Section 18.6:  Successors and Assigns.............................. 11
     Section 18.7:  Termination of Prior Agreement...................... 12


ADDENDUM No. 1:  Sample Price Calculation

ADDENDUM No. 2:  Quality Adjustments

ADDENDUM No. 3: Recovery of Worldscale Fixed Differential For Oil Pollution Liability Insurance

                      LOW SULFUR FUEL OIL SUPPLY CONTRACT

THIS CONTRACT dated as of November 20, 1995, by and between CHEVRON U.S.A. INC., a Pennsylvania corporation, ("Chevron") and HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, ("HECO"), with the purpose for the sale and purchase of Low Sulfur Fuel Oil ("LSFO") and other petroleum products.

WHEREAS, Chevron is a supplier of petroleum fuels with terminal and refinery facilities in Hawaii.

WHEREAS, HECO is a utility engaged in the generation and sale of electricity, with terminal facilities, in Hawaii.

NOW THEREFORE, the parties agree as follows:

                             ARTICLE 1: Definitions

Except where otherwise indicated, the following definitions shall apply throughout this contract:

               1. "LSFO" means Chevron Low Sulfur Fuel Oil No. 6 per Section
                  4.1.
               2. "physical barrel" means 42 American bulk gallons at 60 degrees
                  F.
               3. "year" means a calendar year.


                          ARTICLE 2: Term of Contract

The term of this Contract shall be from January 1, 1996 (the "Effective Date"), through December 31, 1997, and shall continue thereafter for additional 12-month periods (each 12-month period being an "Extension") beginning each successive January 1, unless HECO or Chevron gives written notice of termination at least 120 days before the beginning of an Extension.


                 ARTICLE 3: Purchase Volumes and Delivery Rates

Section 3.1:  Purchase Volumes

Chevron shall sell and deliver to HECO and HECO shall purchase and receive from Chevron, LSFO at a reasonably uniform rate during each month. This monthly volume shall equate to an average daily rate in physical barrels per day which is no less than the Tier 1 minimums nor more than the Tier 2 maximums as set out below:


                          Tier 1                 Tier 2
                          ------                 ------

Year               Minimum     Maximum     Minimum     Maximum
- ----               -------     -------     -------     -------
1996
1997
Extension

Pursuant to Section 5.1, the Tier 1 maximum, when multiplied by the number of days in each month, designates the maximum purchase volume during that month which shall occur at Tier 1 pricing.

The minimum annual volume of LSFO to be delivered is           .  The maximum
                                                     ----------
annual volume of LSFO to be delivered is           .  In the event of an
                                         ----------
extension which falls during a leap year (1996), minimum and maximum LSFO
volumes are            and            respectively.
            ----------     ----------

Section 3.2:  Delivery Rates

     (a) HECO shall advise Chevron of its nominated rate of delivery for each month seventy-five days prior to the beginning of that month.

     (b) Except to the extent that marine deliveries which are required by Chevron to meet the delivery requirement are prevented by the unavailability of HECO's Barbers Point tankage, beginning the 5th day of each month, at all times during that month, Chevron's actual LSFO delivery rate, expressed in barrels per day, shall not fall below 85% of HECO's nominated volume to be delivered in the month of nomination as computed on a month-to-date ratable basis, found by multiplying the month of nomination's date by the nominated rate of delivery for that month, without the express prior agreement of HECO.

     (c) Chevron and HECO shall make best efforts to coordinate their separate LSFO marine and pipeline deliveries into and out of HECO's storage tanks at Barbers Point to minimize operational difficulties and costs, including but not limited to tankage availability and vessel demurrage.

     (d) Unless waived by HECO, Chevron's marine deliveries of LSFO shall be limited to 250,000 barrels, during:

           (i)  any ten day period, and

           (ii) any calendar month, except during months when Chevron's LSFO production facilities at Barbers Point are not operating.

     (e) Unless waived by HECO, Chevron's actual LSFO deliveries during any month shall be limited to 200,000 barrels above HECO's nomination for that month.

     (f) Unless waived by HECO, Chevron shall not deliver LSFO from its Barbers Point Refinery into HECO's storage tanks at Barbers Point during the fifteen (l5) days immediately preceding the scheduled delivery of a marine cargo from a vessel chartered by HECO or HECO's representative pursuant to the Facilities and Operating Contract between Chevron and HECO, as long as Chevron's LSFO can be delivered directly to HECO's storage tanks at Kahe, Waiau or Iwilei.


                               ARTICLE 4: Quality

The LSFO delivered hereunder shall comply with the following specifications:


    LSFO            ASTM Test               Specification
Specification        Method       Units        Limits
- -------------       ---------     -----     -------------
API Gravity           D4052       Deg          12 min
                                               24 max

Sulfur                D4292       Wt %        0.50 max

Flash Point (1)        D93       Deg F         150 min

Pour Point             D97       Deg F         125 max

Viscosity             D445       SSU at        l00 min
                               210 Deg F       450 max

Ash                   D482        Wt %        0.05 max

Gross Heating         D240     MM BTU/Bbl     6.000 min
  Value

Nitrogen              D4629       Wt %           0.50

Water & Sediment      D1796       Wt %           0.50

Note: (1) Flash point shall be at least 50 degress F above the pour point or 150 degrees F, whichever is greater.

CHEVRON MAKES NO WARRANTY, EXPRESSED OR IMPLIED IN FACT OR BY LAW, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE CONCERNING THE LSFO OTHER THAN IT SHALL COMPLY WITH THE QUALITY HEREIN SPECIFIED, AND THAT IT SHALL BE SUITABLE FOR USE AS A BOILER FUEL.


                                ARTICLE 5: Price

Section 5.1: Price Per Physical Barrel

For the monthly cumulative volume which is at or below the Tier 1 maximum limit of Section 3.1 multiplied by the number of days in the month, the price of LSFO delivered to meet the nominated commitment of a calendar month shall be determined as follows:

- ------------------------

For the monthly cumulative volume which exceeds the Tier 1 maximum limit of
Section 3.1 multiplied by the number of days in the month, the price of LSFO delivered to meet the nominated commitment of a calendar month shall be determined as follows:

- ------------------------


where:


     P1= Billing price per physical barrel of LSFO delivered to meet that portion of the nominated commitment of a calendar month that falls at or below the Tier 1 maximum regardless of the actual delivery date, in U.S. dollars.

     P2= Billing price per physical barrel of LSFO delivered to meet that portion of the nominated commitment of a calendar month that exceeds the Tier 1 maximum, regardless of the actual delivery date, in U.S. dollars.

     LSWR = a market index for low sulfur fuel oil, defined as the average of the Friday high and low prices per barrel published by Platt's Oilgram Price Report for 0.3% Sulfur Low Sulfur Waxy Resid Mixed/Cracked sold in Singapore, during the period beginning the 21st of the second month immediately preceding the nominated month of delivery and ending the 20th day of the month immediately preceding the nominated month of delivery, plus the government fees pursuant to Section 5.3 except the Hawaii General Excise Tax and any other taxes imposed on the sale of LSFO. If Platt's Oilgram does not publish a high and low price for a particular Friday during the relevant period, the high and low prices for the closest preceding day for which a Report is published will be used.

     FREIGHT = a market index for freight, defined for each calendar quarter as the multiplication product of (a) and (b) below, plus the fixed rate differential described in (c) below:

     (a) the simple average of the Average Freight Rate Assessment ("AFRA") Worldscale Points for the average of Large Range 1 vessels, as published monthly by London Tanker Brokers Panel Limited for the three monthly publications in the calendar quarter immediately preceding the calendar quarter of the nominated month of delivery. Monthly publications show rates of vessel voyages which occurred during the last half of the second month immediately preceding that publication and the first half of the month immediately preceding that publication, and

     (b) the Worldscale 100 rate for voyages between Singapore and Barbers Point, Hawaii, applicable to the year of the quarter defined in (a) above; expressed in New Worldscale rates, as published by Worldscale Associates (London Limited) in its New Worldwide Nominal Freight Scale (Worldscale); plus

     (c) There shall be added to the multiplication product of (a) and (b) above, a fixed rate differential, if and as provided by Worldscale, with respect to the Additional Insurance Premiums for Basic ($500 Million) and Excess ($200 Million) coverage of Oil Pollution Liability Insurance on vessels carrying persistent oils to and from the U.S.A., consistent with a typical vessel as derived in Addendum No. 3 attached to this Contract.

     The FREIGHT rate will be expressed in U.S. dollars per barrel, using a conversion factor of 6.75 barrels per metric ton.

     LA BUNKER = a market index for industrial fuel oil, defined as the simple average of the Tuesday high and low prices of the Los Angeles Bunker C fuel as reported by the Platt's Bunkerwire during the period beginning the 21st of the second month immediately preceding the nominated month of delivery and ending the 20th day of the month immediately preceding the nominated month of delivery. If Platt's Bunkerwire does not publish a high and low price for a particular Tuesday during the relevant period, the high and low prices for the closest preceding day for which a Bunkerwire is published will be used. The rate will be expressed in U.S. dollars per barrel, using a conversion factor of 6.368 barrels per metric ton.

     BTU = the actual gross heat content of each LSFO delivery, pursuant to
     Section 7.2, expressed in million BTU's per barrel and rounded to three decimal places.

     T = the Hawaii General Excise Tax, the Hawaii Environmental Response Tax, and any other tax imposed on the sale of LSFO.

The price for LSFO delivered shall be based on the price for the month of delivery originally nominated by HECO, regardless of the month in which the quantity of LSFO nominated is actually delivered.

Addendum No. 1 hereto contains an illustrative schedule of prices calculated pursuant to this Section 5.1, including a copy of the monthly London Tanker Brokers Panel Limited publication.

Section 5.2:  Flexibility in Supply Source

To provide the flexibility needed by Chevron to meet its obligations to HECO, the source and type of crude oil and other raw material, the place of manufacture, and the manufacturer of LSFO for delivery to HECO hereunder shall be determined solely by Chevron. The price of all LSFO delivered by Chevron to HECO hereunder shall be determined in accordance with the terms of this Contract regardless of where, how and by whom such LSFO is manufactured and regardless of the type or source of crude oil or other raw materials used in its manufacture.

Section 5.3: Fees, Taxes, Assessments, Levies, etc.

In addition to all other amounts payable by HECO under this Contract, HECO shall reimburse Chevron for all taxes, assessments, levies and imposts of whatsoever kind or nature imposed on Chevron by any governmental or quasi-governmental body, including without limitation the Hawaii General Excise Tax, the Hawaii Environmental Response Tax, the Customs User Fee, the Federal Superfund Act and oil spill liability fees, with respect to the sale of product under this Contract or the receipt by Chevron of payments hereunder. Notwithstanding the foregoing, HECO shall not be required to reimburse Chevron for any tax measured by or based on the net income of Chevron or for real property taxes. To avoid duplication of recovery, HECO shall not be required to reimburse Chevron under this Section 5.3 for any item expressly mentioned by Platt's Oilgram Price Report or Bunkerwire, or confirmed by Platt's in writing upon inquiry by either Chevron or HECO, as being included in a price used to compute the billing price under Section 5.1.

As of the effective date of this Contract, the governmental fees, etc. which are currently in effect are the Hawaii General Excise Tax (4.167%), the Superfund Petroleum fee ($0.097 per barrel), the Customs User Fee ($0.002 per barrel), and the Hawaii Environmental Response Tax ($0.05 per barrel). The Hawaii General Excise Tax and the Hawaii Environmental Response Tax will be added to the invoiced price. The Superfund Petroleum fee and the Customs User fee will be added to the LSWR Index of Section 5.1, since Platt's is not currently including them in their published prices; these fees will not be added to the LA Bunker index since Platt's is currently including them in their published prices.

Section 5.4: Rounding of Index Averages

All prices, index averages, adjustments thereto and other sums payable hereunder shall be stated in the nearest thousandth of a dollar.


                                   ARTICLE 6

                            [INTENTIONALLY OMITTED]

                         ARTICLE 7: Pipeline Delivery


Section 7:1: LSFO Delivery

Delivery of LSFO by pipeline shall be by one of the following methods.

         (a) Chevron may deliver LSFO by pipeline from Chevron's Refinery into HECO's storage tanks at Barbers Point. Title and risk of loss of LSFO so delivered shall pass to HECO at the discharge flanges of Chevron's main pipeline feeder/blender pumps, P2027 and P2027A, where Chevron's piping systems a connect to HECO's LSFO delivery line leading to its storage tanks.

         (b) Pursuant to the Facilities and Operating Contract between Chevron and HECO, Chevron may deliver LSFO by pipeline from Barbers Point (either Chevron's refinery or HECO's storage tanks) into HECO's storage tanks at Kahe, Waiau and Iwilei. Title and risk of loss of LSFO delivered from Chevron's refinery shall pass to HECO at the discharge flanges of the main pipeline booster pumps at Chevron's refinery. Title and risk of loss of the LSFO delivered from HECO's storage tanks shall remain with HECO at all times.

HECO agrees to pay a per barrel pipeline pumping fee for the LSFO delivered under Section 7.1 (b). The pipeline pumping fees and the measurement of the pumped quantities are described in the Facilities and Operating Contract between Chevron and HECO.

Section 7.2: Determination of Quality

The quality of LSFO delivered to HECO shall be determined on the basis of samples drawn by Chevron in such a manner as to be representative of each individual delivery. Samples shall be drawn from Chevron's tanks prior to delivery to HECO and shall be divided into four parts. Separate parts shall be provided to both HECO and Chevron to determine quality. The remaining parts shall be sealed and retained separately by Chevron and HECO.

The official heat content determination shall be based upon an average of Chevron's and HECO's test results, provided that such results fall within the ASTM reproducibility standard (currently 50,000 BTU per barrel) for Test D-240. Chevron and HECO will make best efforts to evaluate heat content and exchange results within 3 working days. In the event of an unresolvable difference between HECO and Chevron, HECO's sealed part shall be provided to an independent laboratory for an official determination, which shall be final. In cases of disagreement or excessive delays in HECO's determination of heat content, Chevron shall have the right to invoice the sale using a provisional heat content of 6.2 MM BTU per barrel, with any required adjustments made after final agreement is reached. Chevron and HECO shall share equally the cost of independent tests and determinations.

Section 7.3: Measurement of Quantity

Quantities of LSFO and line displacement stock delivered hereunder shall be determined at the time of delivery by gauging Chevron's tanks before and after pumping. Measurements shall be taken by Chevron or Chevron's agent and witnessed by HECO or HECO's agent. However, at HECO's option, measurements may be taken by a mutually agreed upon independent inspector at both Chevron's refinery and HECO's receiving facilities. If a mutually agreed upon independent inspector is used, Chevron and HECO shall share equally the cost of such independent inspections. Volumes delivered hereunder shall be converted to 60 degrees F, using the latest revision of ASTM Table 6.

Section 7.4:  Disputes of Quality and Quantity

If Chevron or HECO has reason to believe that the quality or quantity of product stated for a particular delivery per Sections 7.2 or 7.3 is incorrect, that party shall within sixty days of the delivery date, present the other party with documentation supporting such determination and the parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality and quantity, if justified, for the deliveries in question.

                          ARTICLE 8: Marine Delivery

Section 8.1: Notification of Use of HECO's Barbers Point Tankage

Chevron shall provide HECO at least sixty days advanced notice of its planned use of a specified volume of no more than 300,000 barrels of HECO's storage capacity at Barbers Point and HECO shall set aside the requested storage capacity for the purpose of accepting Chevron's marine delivery. Chevron shall then provide HECO with weekly updates on the anticipated arrival date of the marine cargo. If Chevron is unable to provide sixty days advance notice, HECO will make all commercially reasonable efforts to provide Chevron with up to 300,000 barrels of storage capacity at Barbers Point.

Section 8.2: Delivery of Marine Cargo

Chevron may deliver the volume of LSFO specified in Section 8.1 from Chevron's vessel directly into HECO's storage tanks at Barbers Point. Chevron shall not deliver more than the specified volume without prior written approval from HECO. Chevron may not deliver LSFO from Chevron's vessels directly into HECO's storage tanks at Kahe, at Waiau or at Iwilei, without HECO's prior written approval. Such approval may be given during unusual circumstances, such as pipeline maintenance. Title and risk of loss of LSFO shall pass to HECO at the flanges where Chevron's piping systems connect to HECO's piping systems for HECO's tankage at Barbers Point, Kahe, Waiau or Iwilei.

Section 8.3: Determination of Quantity and Quality

The quantity and quality of LSFO delivered by marine vessel shall be determined in the manner specified in Sections 7.2, 7.3 and 7.4 of this Contract, except as follows:

     (a) all measurements and samples shall be made and drawn by or under the supervision of an independent inspector, and the costs thereof shall be shared equally by Chevron and HECO.
     (b) volume shall be determined by gauging HECO's receiving tank(s) before and after pumping; and

     (c) samples to determine quality shall be drawn after the LSFO is discharged on Oahu.

Section 8.4:  Delayed Invoicing

Invoicing of marine deliveries of LSFO, in any ten day period, shall be limited to ten times the average daily rate of HECO's nomination for the month against which the marine delivery applies.


              ARTICLE 9: Line Displacement Stock and Blend Stock

Section 9.l:   Line Displacement Stock.

HECO shall purchase from Chevron whatever line displacement stock that is required for Chevron to complete the deliveries of LSFO and that is received into HECO's tankage at Kahe, Waiau and Iwilei. The price of No. 2 diesel fuel or No. 6 fuel oil used as line displacement stock shall be the then-current pricing for the fuel comprising the line displacement stock in Chevron's supply contract with HECO and HECO's affiliates, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for such fuel, less normally available discounts, if any, at the time of purchase. The price of No. 5 fuel oil used as line displacement stock shall be the sum of 40% of the then-current No. 2 diesel fuel pricing and 60% of the then-current No. 6 fuel oil pricing in Chevron's supply contract with HECO and HECO's affiliates, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for No. 5 fuel oil, less normally available discounts, if any, at the time of purchase. HECO's minimum purchase obligation and Chevron's maximum purchase obligation set forth in Article 3 shall be reduced by each physical barrel of line displacement stock sold.

Section 9.2:   Blend Stock

In the event HECO desires to adjust the quality of its LSWR in its Barbers Point tanks to meet the specifications of Article 4, Chevron shall supply the necessary blend stock pursuant to Addendum 2.

                       ARTICLE 10: Invoicing and Payment

Section 10.1: Invoices

Invoices, which will show the price per physical barrel of LSFO, blend stock and line displacement stock sold will be prepared and dated following delivery and shall be rendered from time to time each calendar month. The invoices shall also show as a separate item the estimated amounts of any reimbursements to which Chevron is entitled pursuant to Section 5.3.

Section 10.2: Payments

Payments of such invoices shall be made in U.S. dollars. Timing of payments for sales and deliveries received shall be based upon the invoice issue date which shall be the invoice date or postmarked mailing date of the invoice, whichever is later, as follows:

     (a) Payment for a received invoice dated from the 1st through the 10th of a month is due on the 20th of the same month.
     (b) Payment for a received invoice dated from the 11th through the 20th of a month is due by the last day of the same month.
     (c) Payment for a received invoice dated from the 21st through the last day of the month is due on the 10th day of the following month.

Due dates are the dates payments are to reach Chevron. If the due date falls on a Saturday, the payment shall be made on the preceding business day. If such date falls on a Sunday or a holiday, payment shall be made the following business day.

Section 10.3: Method of Payment

Payments shall be by bank wire transfer of immediately available funds to:

                              Chevron U.S.A. Inc.
                            Account Number 59-51755
                  First National Bank of Chicago, Chicago, IL
                            ABA Ref. No. 071000013

     For identification purposes, all wires must clearly indicate that payment is being made by order of HECO and provide the invoice reference number. In addition, written documentation evidencing specific invoices being paid shall be immediately forwarded to:

                      Utility Fuel Receivables/Room 3338
                              Chevron U.S.A. Inc.
                                 P.O. Box 7006
                     San Francisco, California  94120-7006
                              Fax (415) 894-1195


                           ARTICLE 11: Contingencies

Section 11.1: Definition of Contingency

As used in this Article 11, the term "contingency" means:

                (a) any event reasonably beyond the control of the party
                    affected;

                (b) compliance, voluntary or involuntary, with a direction or request of any government or person purporting to act with governmental authority; excluding, however, any such direction or request restricting or otherwise regulating combustion of the LSFO to be purchased by HECO hereunder, the effect of which restrictions or regulation upon the parties' performance shall be governed by Section 11.5 of this Contract;

                (c) total or partial expropriation, nationalization,
                    confiscation, requisitioning or abrogation or breach of government contract or concession;

                (d) closing of, or restriction on the use of, a port or
                    pipeline;

                (e) maritime peril (including but not limited to, negligence in navigation or management of vessel, collision, stranding, destruction, or loss of vessel), storm, earthquake, flood;

                (f) accident, fire, explosion;

                (g) hostilities or war (declared or undeclared), embargo,
                    blockage, riot, civil unrest, sabotage, revolution, insurrection;

                (h) strike or other labor difficulty (whomever's employees are involved), even though the strike or other labor difficulty could be settled by acceding to the demands of a labor group; or

                (i) loss or shortage of supply, production, manufacturing, distribution, refining, transportation, delivery facilities, receiving facilities, equipment, labor, material, power generation or power distribution caused by circumstances which the affected party is not able to overcome by the exercise of reasonable diligence or which the affected party is able to overcome only at substantial additional expense in relation to the expected revenue, benefits or rights related directly to this Contract.

Section 11.2:  Obligations to Sell

Chevron shall not be obligated to sell or deliver LSFO to the extent that performance of this Contract is prevented, restricted or delayed by a contingency which significantly affects Chevron's ability to supply, manufacture or transport LSFO to HECO under this Contract from Chevron's U.S. West Coast and Hawaiian refineries. In such circumstances, deliveries of LSFO to HECO may be reduced on a basis as equitable to HECO as to Chevron's and its affiliates' other customers of crude and petroleum products, and Chevron shall not be obligated to acquire additional crude or LSFO but to the extent that it does acquire additional crude or LSFO, HECO shall be entitled to an equitable share of the LSFO acquired or derived from the crude acquired, at a price to be agreed from time-to-time.

Section 11.3:  Obligations to Purchase

HECO shall not be obligated to purchase, receive or use LSFO to the extent that performance of this Contract in the customary manner is prevented, restricted or delayed by a contingency. In such circumstances, purchases from Chevron may be reduced on any basis as equitable to Chevron as to HECO's other suppliers of LSFO.

Section 11.4:  Price Effectiveness

If at any time any price determined under this Contract cannot be given effect because to do so would violate a direction or request of any government or person purporting to act with governmental authority, HECO and Chevron shall attempt to agree on an alternate course of action, but failing agreement within 10 days the party adversely affected may suspend performance with respect to the quantity of LSFO affected by the direction or request.

Section 11.5:  Combustion Specifications

To the extent that any governmental regulation requires combustion of LSFO meeting more stringent specifications or permits combustion of LSFO meeting less stringent specifications than those in Article 4, HECO and Chevron shall negotiate in good faith to agree on an alternative course of action that will allow HECO to comply with such regulation while purchasing the equivalent of the full quantity of LSFO it would be required to purchase under Article 3, at a price and on other terms and conditions that are fair to both parties. Chevron shall have no obligation to deliver LSFO meeting new specifications if it is not available for purchase from third parties and Chevron cannot manufacture such LSFO in existing facilities without new capital investment. If HECO and Chevron do not agree on such an alternate course of action, then HECO may comply with such regulation in any reasonable manner it chooses, including the option to purchase from other sources for its plants located within the area in which such regulation specifically applies, fuels which will enable HECO to comply with such regulation. In such case, HECO's minimum purchase obligations and Chevron's maximum supply obligations under Article 3 shall be reduced accordingly.

To the extent HECO is unable to utilize fuel to be supplied by Chevron under this Contract, but HECO does not purchase fuel which meets such requirements from other sources in an amount equal to the amount by which deliveries under this Contract are reduced, then purchases from Chevron may be reduced on any basis as equitable to Chevron as to HECO'S other suppliers of similar fuel oil.

Any adjustments in price pursuant to this Section 11.5 shall be governed by
Section 11.6, except that the adjustments shall apply to all LSFO delivered which meets the new specifications.

Section 11.6: Effective Date

In the event of retroactive adjustments hereunder, the charge or credit to HECO shall be computed and billed to HECO as soon as practical after the adjustment is known. In the event of retroactive changes which cause adjustments hereunder after termination of this Contract, payment shall be made within 15 days after receipt of written demand therefor by the other party.


Section 11.7:  Refining and/or Delivery Operations Ownership

Chevron's obligations under this Contract shall be contingent on Chevron's continued ownership or operation of its refining or delivery facilities in Hawaii or the U.S. West Coast. Chevron shall have the right to terminate this Contract in the event the ownership and operation of its refining and delivery facilities in Hawaii and the U.S. West Coast are transferred to an entity other than an affiliate. Chevron shall give HECO 180 days' written notice.


                 ARTICLE 12: Effect of Suspension or Reduction

Section 12.1:  Notice of Suspension or Reduction

In the event of any suspension or reduction of sales and deliveries under
Article 11, Chevron shall not be obligated to sell and HECO shall not be obligated to buy, after the period of suspension or reduction, the undelivered quantity of LSFO which normally would have been sold and delivered hereunder during the period of suspension or reduction.

Section 12.2:  Option to Terminate

If sales and deliveries are suspended under Article 11 for more than 180 days, Chevron or HECO shall have the option while such suspension continues to terminate its obligations to the other party under this Contract on 30-days' written notice to the other party.

Section 12.3:  Prompt Notices

Any party which relies upon Article 11 shall give the other party prompt notice thereof specifying the anticipated amount and duration of any suspension or reduction of deliveries. It shall also give prompt notice when it no longer expects to rely on Article 11 and deliveries shall be reinstated subject to all conditions of this Contract, unless this Contract has been terminated previously under Section 12.2.

Section 12.4:  United States Currency

Nothing in Article 11 shall relieve HECO of the obligation to pay in full in United States currency for the LSFO sold and delivered hereunder and for other amounts due by HECO to Chevron under this Contract.

Section 12.5:  Substitute Suppliers

While deliveries are suspended or reduced by Chevron pursuant to Article 11, it shall not be a breach of this Contract for HECO to buy from a supplier other than Chevron the quantities of LSFO which Chevron does not deliver. During this period of time there will be no minimum volume requirements. After any suspension or reduction has ended, minimum and maximum volume requirements of
Article 3 for the annual period in which the suspension or reduction occurred will be reduced in proportion to the ratio of the number of days within the annual period during which no suspension or reduction was in effect, to the number of days within the annual period.

                   ARTICLE 13: Waiver and Non-Assignability

Section 13.1: Waiver

Waiver by one party of the other's breach of any provision of this Contract shall not be deemed a waiver of any subsequent or continuing breach of such provisions or of the breach of any other provision or provisions hereof.

Section 13.2: Non-Assignability

This Contract shall not be assignable by either party without the written consent of the other, which shall not be unreasonably withheld, except that either party may assign this Contract to any affiliate, provided that any such assignment shall not release that party from any of its obligations hereunder, and except that HECO may assign this Contract to the Trustee under its First Mortgage Bond Indentures. Chevron does not, by agreement to such an assignment, waive any right it may have to terminate this Contract for any breach hereof occurring at any time before or after any such assignment or release HECO of any obligations arising under this Contract after any such assignment. Following any such assignment, no further assignment may be made without the consent of Chevron.

Section 13.3: Definitions

In this Article 13 and Sections 11.2 and 11.7, "affiliate" shall mean any corporation controlling, controlled by or under common control, with either Chevron or HECO. "Control" of a corporation shall mean ownership, directly or indirectly, or at least 50% of the voting shares of such corporation.


                              ARTICLE 14: Default

If HECO or Chevron considers the other party to be in default of any obligation under this Contract, such party shall give the other party notice thereof. Such
other party shall then have 30 days in which to remedy such default.   If the
default is not cured, the other party may, without prejudice to any other right or remedy of such party in respect of such breach, terminate its obligations under this Contract, except for HECO's obligation to pay in full in United States currency for the LSFO sold and delivered hereunder and for other amounts due by HECO to Chevron under this Contract by 45 days notice to the party in breach. Any termination shall be without prejudice to accrued rights. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another.

In no event shall either party be liable for any indirect, consequential, special or incidental damages of any kind whether based in contract, tort (including without limitation negligence or strict liability), warranty or otherwise.


                       ARTICLE 15: Conflicts of Interest

Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any director, employee or agent of a party shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor any director, employee or agent of a party shall enter into any business arrangement with any director, employee or agent of the other party (or any affiliate), unless such person is acting for and on behalf of the other party, without prior written notification thereof to the other party.

In the event of any violation of this Article 15, including any violation occurring prior to the date of this Contract which resulted directly or indirectly in one party's consent to enter into this Contract with the other party, such party may, at its sole option, terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

Both parties agree to immediately notify the other of any known violation of this Article.

                          ARTICLE 16: Applicable Law

This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the local law of the State of Hawaii, U.S.A.


                ARTICLE 17: Public Utility Commission Approval

This Contract is required to be filed with the Hawaii Public Utilities Commission ("PUC") for approval. If in the proceedings initiated as a result of the filing of this Contract, the PUC disapproves or fails to authorize the recovery of the fuel costs incurred under this Contract through HECO's "Energy Cost Adjustment Clause", HECO may terminate this Contract by 30 days written notice to Chevron.


                           ARTICLE 18: Miscellaneous

Section 18.1: Headings

Headings of the Articles and Sections are for convenient reference only and are not to be considered part of this Contract.

Section 18.2: Entire Agreement

This document contains the entire agreement between the parties covering the subject matter and cancels, as of the effective date hereof, all prior agreements of any kind between the parties covering such subject matter and any amendments thereto. There are no other agreements which constitute any part of the consideration for, or any condition to, either party's compliance with its obligations under this Contract.

Section 18.3: Contract is Not an Asset

This Contract shall not be deemed to be an asset in, and, at the option of a party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other party.

Section 18.4: Notices

Except as otherwise expressly provided herein, all notices shall be given in writing, by letter, facsimile, telegraph or telex to the following addresses, or such other address as the parties may designate by notice, and shall be deemed given upon receipt.

            Seller:     Manager, Petroleum Coke, Heavy Fuels & Sulfur
                                                 Chevron U.S.A. Inc.
                                                 P.O. Box 7006
                                                 San Francisco, CA  94120-7006
                                                 Facsimile:  (415) 894-1195

            Buyer:      Manager, Power Supply Services Department
                                                 Hawaiian Electric Company, Inc.
                                                 Box 2750
                                                 Honolulu, HI  96840-0001
                                                 Facsimile:  (808) 543-7788

Section 18.5:  Unenforceable Terms

If any term or provision, or any part of any term or provision, of this Contract is held by any court or other competent authority to be illegal or unenforceable, the remaining terms, provisions, rights and obligations shall not be affected.

Section 18.6:  Successors and Assigns

This Contract shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

Section 18.7:  Termination of Prior Agreement

Effective as of the Effective Date of the Term hereunder, this Contract hereby supersedes that certain Low Sulfur Fuel Oil Supply Contract between the parties dated May 29, 1990, and all amendments thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Low Sulfur Fuel Oil Supply Contract as of the day and year first hereinabove written.

CHEVRON U.S.A. INC.                              HAWAIIAN ELECTRIC
                                                 COMPANY, INC.

By     /s/ Phillip H. Fisher                     By     /s/ Edward Y. Hirata
       Phillip H. Fisher                                Edward Y. Hirata
                                                        (Printed or Typed Name)

Its Manager, Petroleum Coke                      Its    Vice President
       Heavy Fuels & Sulfur                             Regulatory Affairs

                                                 By     /s/ M. M. Egged
                                                        Molly M. Egged
                                                        (Printed or Typed Name)

                                                 Its    Secretary

                                ADDENDUM No. 1
                           Sample Price Calculation
                                   July 1995


I.   Singapore LSWR Mixed/Cracked


     A.  Platt's Index                    Platt's Oilgram Prices-$/Bbl
                                                   Low               High
         May 26, 1995                             16.50             16.70
         June 2, 1995                             15.95             16.15
         June 9, 1995                             15.40             15.60
         June 16, 1995                            14.40             14.90
                                                           -----
         Average                                  15.70

     B.  Government Fees -- $/Bbl

         Superfund Petroleum fee                           0.097
         Customs User fee                                  0.002
                                                           -----
         Total Government Fees                             0.099

     C.  LSWR Index -- $/Bbl                     15.799

II.  FREIGHT

         FREIGHT = {(Previous Quarter Average AFRA Worldscale LR-1 multiplied by New Worldscale 100) divided by 100] divided by 6.75} plus (Worldscale Fixed Differential per barrel as per Addendum No. 3)

     A.  AFRA Worldscale Large Range 1 average


         Publication Date                        New Worldscale Large Range 1
                                                      Points
         April 1995                                   128.2
         May 1995                                     128.3
         June 1995                                    120.3
                                                      -----
         Average                                      125.6

     B. New Worldscale 100 Rate between Singapore and Barbers Point effective January 1, 1995 was $9.14 per Metric Ton

     C.  FREIGHT  =  {[(125.6*$9.14/MT) / 100] / 6.75Bbls/MT} + ($0.044/Bbl)
                  =  $1.745 / Bbl


III. LA Bunker                            Platt's Bunkerwire Prices - $/MT
                                                   Low              High
                                                   ---              ----
     May 23, 1995                                 103.00           106.00
     May 30, 1995                                 103.00           106.00
     June 6, 1995                                 102.00           104.00
     June 13, 1995                                103.00           108.00
     June 20, 1995                                 93.00            96.00
     Average--$/MT                                102.40

     $/Bbl                                     $16.080  ($102.40 / 6.368 Bbl/MT)

IV.  Taxes

     A.  Hawaii General Excise Tax is 4.167% of pre-tax price.

     B.  Hawaii Environmental Response Tax is $0.05 per barrel

V.   Monthly Price @ 6.2 MM BTU/Bbl

     A.  Tier 1 For Nominated Purchases up to 16,000 Bbls per day.

         --------------------------------------------------------

     B.  Tier 2 For Nominated Purchases above 16,000 Bbls per day

         --------------------------------------------------------

VI. Price of Individual July-Priced Delivery with Assumed Heat Content Other Than 6.2MM BTU/Bbl

     A.  Analysis
              Per Chevron                        6.280MM BTU/Bbl
              Per HECO                           6.258MM BTU/Bbl

     B.  Tolerance
              Difference                         0.022MM BTU/Bbl
              Limit per Section 7.2              0.050MM BTU/Bbl
            Results are within tolerance

     C.  "BTU" is the average of analyses within tolerance

         Average                            6.269MM BTU/Bbl

     D.  Tier 1 Price Computation

         --------------------------------------------------------


     E.  Tier 2 Price Computation

         --------------------------------------------------------

                                                                  Addendum No. 1

                     LONDON TANKER BROKERS' PANEL LIMITED



Directors:                                          Prince Rupert House
E. F. Shawyer (Chairman)                            64 Queen Street
M. G. Johnson                                       LONDON EC4R 1AD
A. G. Burgess
R. W. Park                                          Telephone:  0171-248 4747
P. C. Delaney                                       Telex:  885118 G
C. Waaler                                           Fax:  0171-489 0536
R. W. Porter (Managing)



                                       1st June 1995



Hawaiian Electric Company Inc
P. O. Box 2750
Honolulu HI 96840-0001
Hawaii



Attn:  Mr. J. C. Aicken Dir. Fuel Resource

Dear Sirs

                                     AFRA

The results of the monthly average freight rate assessments made over the period 16th April 1995/15th May 1995 are as follows:

MEDIUM RANGE     (25,000/ 44,999 (LONG) TONS)  WORLDSCALE  161.6
LARGE RANGE 1    (45,000/ 79,999 (LONG) TONS)  WORLDSCALE  120.3
LARGE RANGE 2    (80,000/159,999 (LONG) TONS)  WORLDSCALE   87.8
VLCC             (160,000/319,999 (LONG) TONS)   WORLDSCALE   54.9
ULCC             (320,000/549,999 (LONG) TONS)   WORLDSCALE   43.1

We would remind you that, in accordance with the agreement between us, these assessments are provided to you on the condition they will not be reproduced, supplied or disclosed to any other person.

Yours faithfully
LONDON TANKER BROKERS' PANEL LIMITED

/s/ R.W. Porter
R. W. Porter
Managing Director

                                ADDENDUM NO. 2
                              Quality Adjustments

Section 1:    Adjustments to Quality of HECO's Oil

In the event HECO desires to adjust the quality of its LSWR in its Barbers Point tanks to meet the specifications of Article 4 and provided that the LSWR meets the qualities of Section 2(a), Chevron shall supply the necessary blend stock, quality analysis and other services necessary to complete the adjustment. HECO will provide LSWR of the quality generally available in the Singapore market.

Section 2:    Quality and Quantity Determination

        (a) HECO shall give Chevron 45 days advance notice of the quantity and quality of any LSWR for which it desires an adjustment. The LSWR shall meet the following viscosity-sulfur relationship:

                              LSWR Viscosity -- cs at 122 degrees F
                            ------------------------------------------
                                         Maximum For Pipeline Delivery
              LSWR Sulfur                -----------------------------
                 Wt %       Minimum      To Waiau/Iwilei       To Kahe
              -----------   -------      ---------------       -------
              0.100-0.149     12.9             230              1,170
              0.150-0.199     14.5             260              1,230
              0.200-0.249     15.9             290              1,330
              0.250-0.300     17.5             320              1,430

        (b) The specific quality and quantity of the LSWR in HECO's tankage before adjustment shall be determined in accordance with Sections 7.2, 7.3 and 7.4, except that the samples shall be taken and gauging shall be done on HECO tanks at Barbers Point prior the Chevron's adjustment of quality.

        (c) The specific quality and quantity of the LSWR in HECO's tankage after adjustment shall be determined in accordance with Sections 7.2, 7.3 and 7.4, except that the samples shall be taken and gauging shall be done on HECO tanks at Barbers Point after Chevron has completed the adjustment of quality.

Section 3:    Compensation

        (a) HECO shall purchase from Chevron whatever blend stock that is required for Chevron to complete the adjustment. The price of the oil used for adjustment shall be the ---------------------------- in -------------------------------------------- if such a supply contract is in effect; otherwise, its price shall be the
              --------------------------------.

        (b) HECO shall pay Chevron a processing fee of --------------- on the total adjusted volume of Section 2(c) above.

Section 4:    Invoices

Invoices for the above will be submitted by Chevron and paid by HECO in accordance with Article 10 of this Contact.

Section 5:    Sample Price Calculation

        (a)   Price of Blend Stock

              Basis:   1)    ------------------------------ per barrel (from
                       Addendum No. 1)

                       2) Tax currently in effect is the Hawaii General Excise Tax of 4.167% of pre-tax price (from Section 5.3).

      Price of Blend Stock =  ----------------------------------

                                       =  ----------------------

                                       =  ----------------------

                                       =  ----------------------

(b)   Processing Fee

      Basis:   1)    HECO provides 250,000 barrels of LSWR

               2)    Chevron provides 25,000 barrels of Blend Stock

               3)    LSWR is $15.799 and ---------------- (from Addendum No. 1)

               4) Tax currently in effect is the Hawaii General Excise Tax of 4.167% of pre-tax price (from Section 5.3) and Hawaii Environmental Response Tax of $9.05 per barrel.

      Processing Fee  =  ---------------------------

                      =  ---------------------------

                      =  ---------------------------

                                ADDENDUM NO. 3
Recovery of Worldscale Fixed Differential For Oil Pollution Liability Insurance

The price formula for LSFO in Section 5.1 of the Contract includes the component "FREIGHT" that refers to a Worldscale 100 rate published in the current edition of Worldscale which incorporates a Fixed Rate Differential to reflect the cost of additional premiums for Oil Spill Liability Insurance on vessels carrying Persistent Oils applicable to voyages having a destination in the U.S.A.. Chevron acknowledges that any vessel used to transport LSFO that is sold and purchased under the Contract, including its components and the crude oil from which the LSFO is derived, shall be required to possess oil spill liability insurance coverage in the amount of $700 million.

The price formula component "FREIGHT" refers to an AFRA rate applicable to a vessel size classification of LR-1, or Large Range 1. This vessel classification references tanker vessels ranging in size from 45,000 Long Tons Deadweight to 79,999 Long tons Deadweight. In order to derive an approximation of the relationship between Deadweight and Gross Registered Tons for a nominal vessel consistent with the mathematical average of this vessel size classification, the average of two vessels that have transported LSFO or its components to Hawaii in the recent past that are approximately equal to the midpoint of the LR-1 range were referenced. These vessels are described as follows:


        Name          Deadweight Tons (DWT)  Gross Registered Tons (GRT)

M/T London Spirit             62,097                   36,865
M/T London Victory            62,156                   36,865

Average                       62,127                   36,865

The Worldscale 100 rate that is to be included in the computation of FREIGHT is to be derived in the same manner as the following illustrative example calculations:

1. The Worldscale 100 rate in effect from February 19, 1995, shall include a Fixed Rate Differential which shall be the sum of a. and b. and shall be computed as follows:

     a. Fixed Rate Differential with respect to the additional insurance premiums For Basic $500 million coverage of Oil Pollution Liability Insurance on vessels carrying Persistent Oils to and from the U.S.A.

        Fixed Rate Differential  =  $0.27/GRT X 36,865 GRT
                                            62,127

                                 =  $0.160 per Metric Tonne

        For illustrative purposes, this rate may be expressed in U.S. dollars per barrel as follows:

                                 =    $0.160/Metric Tonne
                                    6.75 barrels/Metric Tonne

                                 =  $0.024/barrel

     b. Fixed Rate Differential with respect to the additional insurance premiums for Excess $200 million coverage of Oil Pollution Liability Insurance on vessels carrying Persistent Oils to and from the U.S.A.

        Fixed Rate Differential  =  $0.2225/GRT X 36,865 GRT
                                              62,127

                                 =  $0.132 per Metric Tonne

        For illustrative purposes, this rate may be expressed in U.S. dollars per barrel as follows:

                                 =    $0.132/Metric Tonne
                                    6.75 barrels/Metric Tonne

                                 =    $0.020/barrel

The sum of which shall equal $0.2920 per Metric Tonne, or $0.044 expressed in U.S. dollars per barrel.

2. The AFRA Worldscale Points and their related Worldscale 100 rate applicable for each calendar quarter are based upon an average of the three monthly AFRA publications in the calendar quarter immediately preceding the calendar quarter of the nominated month of delivery. Therefore the relevant Fixed Rate Differentials computed above should be applied as follows:

     A. With respect to volumes of LSFO nominated during the three (3) months of the quarter following a change in the published rate (typically February of each year), the relevant Fixed Rate Differential to be included in the computation of the price component "FREIGHT" shall be the sum of:

          50/90 multiplied by the Fixed Rate Differential computed prior to the rate change:

          and 40/90 multiplied by the Fixed Rate Differential computed using the revised rate:

     B. With respect to volumes of LSFO nominated for subsequent months, and continuing for so long as the Fixed Rate Differentials as set forth in Worldscale Circular shall be applicable, the relevant Fixed Rate Differential to be included in the computation of the price component "FREIGHT" shall be as derived in part 1 above.